Exhibit 10.2
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 2nd day of November, 2007 between Moldflow Corporation, a Delaware corporation (referred to herein as including all of its subsidiaries, including MPL, the “Company”), and A. Roland Thomas (“Executive”).
     WHEREAS, the Company and the Executive are party to an Executive Employment Agreement dated as of August 16, 2002, as amended on July 8, 2005 (the “Prior Agreement”); and
     WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company on the terms contained in this Amended and Restated Executive Employment Agreement, which shall supercede all of the terms and conditions of the Prior Agreement; provided, however that the parties agree that the terms and conditions of the Prior Agreement shall have been in effect at all times from the date thereof until the date of this Amended and Restated Executive Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Employment. The term of this Agreement shall extend from the date hereof (the “Commencement Date”) until the first anniversary of the Commencement Date and shall automatically be extended for one additional year on each anniversary thereafter unless, not less than 30 days prior to each such date, either party shall have given notice that it does not wish to extend this Agreement; provided, further, that following a Change in Control the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the “Period of Employment.”
2. Position and Duties. During the Period of Employment, Executive shall serve as the President and Chief Executive Officer and shall have such duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). Executive shall devote his full working time and efforts to the business and affairs of the Company.
3. Compensation and Related Matters.
     (a) Base Salary and Incentive Compensation. Executive’s annual base salary shall be $305,000. Executive’s base salary shall be redetermined annually by the Board or a Committee thereof. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner consistent with the general payroll policy of the Company. In addition to Base Salary, Executive shall be eligible to participate in such incentive compensation plans and Employee Benefit Plans as the Board or a Committee thereof shall determine from time to time for senior executives of the Company. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company.
     (b) Vacations. Executive shall be entitled to twenty (20) paid vacation days in each fiscal year, which shall be accrued on a pro rata basis during the fiscal year, and Executive shall also be entitled to all paid holidays given by the Company to its executives. Executive shall be entitled to additional vacation based on any policy of the Company that provides for additional vacation based on years of service or other criteria.
     (c) Additional Benefits. During the Period of Employment the Company will reimburse the Executive for the cost of a supplemental policy of long-term disability insurance for the Executive.
     (d) Indemnification and Directors’ and Officers’ Insurance. During Executive’s employment and for the period of time following termination of the Executive for any reason during which time Executive could be subject to any claim based on his position in the Company, Executive shall receive the maximum indemnification protection from the Company as permitted by the Company’s by-laws and shall receive directors’ and officers’ insurance coverage equivalent to that which is provided to any other director or officer of the Company.
     (e) Status of Australian Benefits and Accrued Entitlements. Pursuant to the terms of the Prior Agreement, Executive was relocated by the Company from employment with the Company’s subsidiary, Moldflow Pty. Ltd. (MPL”), an

Australian company, to the Company’s headquarters in the United States. As part of such relocation, Executive became an employee of the Company on September 22, 2000 and ceased to be an employee of MPL on such date. In order to finalize Executive’s relationship with MPL, the parties agree as follows:
(i)	MPL has paid to Executive a lump sum of A$63,339, less any tax payable, in full and final settlement of Executive’s accrued annual leave while an employee at MPL. Executive and the Company agree that Executive shall have no further rights to accrue annual leave at MPL.

(ii)	MPL has paid to Executive a lump sum of A$77,077, less any tax payable, in full and final settlement of Executive’s accrued long service leave which accrued to Executive while an employee of MPL pursuant to the Long Service Leave Act 1992 (Vic) (the “LSL Act”.) Executive and the Company agree that Executive shall have no further rights to accrue long service leave at MPL.

(iii)	Executive and Company agree that no further superannuation contributions will be made for Mr. Thomas by MPL and MPL’s legal requirement to make superannuation contributions on behalf of Executive ceased on September 22, 2000 when he became an employee of the Company.

(iv)	The Company will reimburse Executive for Australian personal income taxes that Executive may be required to pay in connection with the disposition of the shares of Moldflow stock held by Thomas Investments, or its successor, provided that such reimbursement shall not exceed 25% of the difference between the cost basis of the shares and $4.50 per share. Any such reimbursement shall be calculated by the Executive and such calculations shall be submitted to the Company for confirmation prior to any payment under this Section. The Company will be required to make such payment as soon as reasonably practicable after agreement on such calculations but in any event no later than the end of the year following the year during which Executive incurs such Australian personal income taxes.
4. Unauthorized Disclosure.
     Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has and will become acquainted with the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, product development information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ and predecessors’ business. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the Company’s industry, other than as a result of any action or inaction by Executive. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company. The foregoing provisions shall be binding upon Executive’s heirs, successors, and legal representatives and shall survive the termination of this Agreement for any reason.
5. Covenant Not to Compete.
     In consideration for Executive’s employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that:
     (a) during the Period of Employment and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is directly competitive with any of the Company’s products which are produced or in development by the Company as of the date of Executive’s termination of employment, anywhere in the world; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in activities competitive with that of the Company; and

     (b) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not knowingly employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company without providing the Company with ten (10) days’ prior written notice of such proposed employment.
     Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.
6. Termination. Except for termination as specified in Subparagraph 6(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written notice of termination to the other party hereto. Upon termination from the Company for any reason, and if so requested, Executive agrees to deliver his resignation as a director of the Company or any of its subsidiaries or affiliates upon the request of the Chairman of the Board of Directors. Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
     (a) Death. Executive’s employment hereunder shall terminate upon his death.
     (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive’s employment hereunder.
     (c) Termination by Company For Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board. For purposes of this Agreement, “Cause” shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties; (B) criminal or civil conviction of Executive, conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company; (C) continued, non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance and the reasons for the dissatisfaction from the Board; or (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement.
     (d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause if such termination is approved by a majority of the Company’s Board of Directors. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c) or result from the death or disability of the Executive under Subparagraph 6(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.
     (e) Termination by Executive. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (B) an involuntary material reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (C) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; or (D) a material change in the geographic location at which Executive must perform his services except for any expatriate assignments proposed by the Company and agreed to by Executive To constitute a termination for Good Reason, the Executive must provide notice to the Company within 90 days following the initial existence of any event constituting Good Reason and may not terminate employment pursuant to this Section unless the Company fails to take action to remedy the event constituting Good Reason within 30 days of such notice.

     (f) Date of Termination. “Date of Termination” shall mean: (A) if Executive’s employment is terminated by his death, the date of his death; (B) if Executive’s employment is terminated under Subparagraph 6(b) or under Subparagraph 6(c), the date on which Notice of Termination is given; (C) if Executive’s employment is terminated by the Company under Subparagraph 6(d), thirty (30) days after the date on which a Notice of Termination is given; and (D) if Executive’s employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given.
7. Compensation Upon Termination or During Disability.
     (a) If Executive’s employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive’s estate, Executive’s accrued and unpaid Base Salary to the date of his death, plus the pro-rata portion (based on months worked during the fiscal year) of the actual cash bonus that the Executive would have received had the Company met all of the “at plan” targets in the annual bonus plan that has been approved by the Board of Directors for the fiscal year in which Executive’s death occurred. Upon the death of Executive (i) all stock options which would otherwise vest over the next twelve (12) months shall immediately vest in Executive’s estate or other legal representatives and become exercisable, and Executive’s estate or other legal representatives shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive and (ii) all repurchase rights and other restrictions on the shares of Restricted Stock held by the Executive which would otherwise lapse over the next twelve (12) months shall immediately lapse. All other stock-based grants and awards held by Executive shall be canceled upon the death of Executive in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive’s spouse and dependents to receive health and dental insurance coverage, if any, substantially similar to coverage they received from the Company or MPL immediately prior to the Date of Termination. In addition to the foregoing, any payments to which Executive’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.
     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary, until Executive’s employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates his employment in accordance with Subparagraph 6(e), whichever first occurs. Upon the Date of Termination, Executive shall receive the pro-rata portion (based on months worked during the fiscal year) of the actual cash bonus that the Executive would have received had the Company met all of the “at plan” targets in the annual bonus plan that has been approved by the Board of Directors for the fiscal year in which the date of termination occurred and (i) all stock options which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive and (ii) all repurchase rights and other restrictions on the shares of Restricted Stock held by the Executive which would otherwise lapse over the next twelve (12) months shall immediately lapse. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to receive health and dental insurance coverage substantially similar to coverage they received from the Company prior to the Date of Termination, if any.
     (c) If Executive’s employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be exercised by Executive within three (3) months following the Date of Termination or by the end of the option term, if earlier. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms.
     (d) If Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or if Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 6(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given plus the pro-rata portion (based on months worked during the fiscal year) of the actual cash bonus that the Executive would have received had the Company met all of the “at plan” targets in the annual bonus plan that has been approved by the Board of Directors for the fiscal year in which termination occurred. In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company (the “Release”) within 21 days after receipt of the Release from the Company and the passage of the seven-day revocation period, , the Company shall provide the following benefits to Executive:

     (i) The Company shall pay Executive an amount equal one (1) times the sum of (A) the Executive’s Base Salary in effect on the Date of Termination and (B) the Executive’s average annual bonus or other variable cash compensation (including commissions) over the five (5) fiscal years immediately prior to the year of termination (the “Termination Amount”). The Termination Amount shall be calculated by the Company within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in a lump sum within 30 days following the Date of Termination. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the Executive’s date of termination, or (ii) the Executive’s death. Any such deferred payment shall earn interest calculated at the short-term applicable federal rate. On or before the Executive’s Date of Termination, the Company shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.
     (ii) Upon the Date of Termination, (i) all stock options which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive and (ii) all repurchase rights and other restrictions on the shares of Restricted Stock held by the Executive which would otherwise lapse over the next twelve (12) months shall immediately lapse. All other stock-based grants and awards held by Executive shall be canceled upon the Termination Date in accordance with their terms.
     (iii) In addition to any other benefits to which Executive may be entitled in accordance with the Company’s then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to continue to receive health and dental insurance coverage substantially similar to coverage they received from the Company prior to the Date of Termination.
     (iv) In addition to any other benefits to which Executive may be entitled, at any time within 12 months following the Date of Termination, the Executive may notify the Company that he desires to be relocated to Australia. If Executive provides such notice to the Company, then the Company will either directly pay or reimburse the Executive for the real estate commission actually paid upon the sale of his primary US residence, the other closing costs associated with such sale, the reasonable travel and moving expenses necessary to relocate the Executive, his spouse, his family, his household goods and one vehicle to Australia. In addition, the Company will reimburse the Executive for any required stamp duty payable in Australia with respect to such relocation. The Executive acknowledges that the Company, MPL and its related corporations and entities are not required to provide the Executive with any form of employment or engagement with MPL if Executive is relocated to Australia, unless the parties expressly agree otherwise.
     (e) If Executive’s employment is terminated by the Company for Cause as provided in Subparagraph 6(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all stock options held by Executive as of the Date of Termination shall cease to vest as of the Date of Termination and Executive shall have 30 days from the Date of Termination or the remaining option term, if earlier, to exercise all such vested stock options. All other stock-based grants and awards held by Executive shall be canceled upon the Termination Date in accordance with their terms.
     (f) Nothing contained in the foregoing Subparagraphs 7(a) through 7(e) shall be construed so as to affect Executive’s rights or the Company’s obligations relating to agreements or benefits that are unrelated to termination of employment.
8. Change in Control Benefit. Upon a Change of Control of the Company the following provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d).
     (a) Change in Control.
     (i) In the event that within 12 months following a Change of Control the Executive terminates his employment for Good Reason or if the Executive’s employment is terminated by the Company without Cause, the

Company shall pay Executive an amount equal to 1.5 times the sum of (A) the Executive’s Base Salary and (B) the Executive’s cash bonus calculated at an amount equal to the actual cash bonus that the Executive would have received if the Company had met all of the aggressive targets in the annual bonus plan that has been approved by the Board of Directors for the fiscal year in which the change of control occurred or, if greater, the fiscal year in which the termination of employment is effective (collectively, the “Severance Amount”). The Severance Amount shall be calculated by the Company within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in a lump sum within 30 days of the Date of Termination. For purposes of this Agreement, “Base Salary” shall mean the annual Base Salary in effect on the Date of Termination. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the Executive’s date of termination, or (ii) the Executive’s death. Any such deferred payment shall earn interest calculated at the short-term applicable federal rate. On or before the Executive’s Date of Termination, the Company shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.
     (ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and
     (iii) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive, Executive’s spouse and dependents to continue to receive health and dental insurance coverage substantially similar to the coverage they received prior to the Date of Termination.
     (iv) In addition to any other benefits to which Executive may be entitled, at any time within 12 months following the Date of Termination, the Executive may notify the Company, or its successor, that he desires to be relocated to Australia. If Executive provides such notice to the Company, then the Company will either directly pay or reimburse the Executive for the real estate commission actually paid upon the sale of his primary US residence, the other closing costs associated with such sale, the reasonable travel and moving expenses necessary to relocate the Executive, his spouse, his family, his household goods and one vehicle to Australia. All such payment or reimbursement shall be made promptly and in no event later than the last day of the second calendar year following the calendar year in which the Date of Termination occurs. In addition, the Company will reimburse the Executive for any required stamp duty payable in Australia with respect to such relocation. The Executive acknowledges that the Company, MPL and its related corporations and entities are not required to provide the Executive with any form of employment or engagement with MPL if the Executive is relocated to Australia, unless the parties expressly agree otherwise.
     (b) Gross Up Payment.
     (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

     (ii) Subject to the provisions of Subparagraph 8(b)(iii), all determinations required to be made under this Subparagraph 8(b)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by PricewaterhouseCoopers or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Subparagraph 8(b)(ii), shall be paid to the taxing authorities as withholding taxes on behalf of Executive at such time or times when the Excise Tax is due. If the Accounting Firm determines that no Excise Tax is payable by Executive, the Accounting Firm shall be required to (A) conclude that either (I) there has not occurred a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (as such terms are defined in Section 280G of the Code) or (II) no portion of the Severance Payments constitutes “parachute payments” (within the meaning of said Section 280G), in either case on the basis of “substantial authority” (within the meaning of Treas. Reg. Section 1.6661-3) and (B) provide an opinion to that effect to both the Company and the Executive, including the reasons therefor and an opinion that Executive has substantial authority not to report any Excise Tax on his federal tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Subparagraph 8(b)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Subparagraph 8(b)(iii), shall be promptly paid by the Company to the taxing authorities for the benefit of Executive.
     (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, Executive shall:
     (A) give the Company any information reasonably requested by the Company relating to such claim,
     (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,
     (C) cooperate with the Company in good faith in order to effectively contest such claim, and
     (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subparagraph 8(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.
     (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 8(b)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Subparagraph 8(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 8(b)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (c) Definitions. For purposes of this Paragraph 8, the following terms shall have the following meanings:
     “Change in Control” shall mean any of the following:
     (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty percent (40%)or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of Company’s common stock, par value $0.01 per share (“Common Stock”) (other than as a result of an acquisition of securities directly from the Company); or
     (b) persons who, as of the Commencement Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
     (c) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.
     Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common

Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).
9. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by recognized overnight carrier, addressed as follows:
if to the Executive:
At his home address as shown
in the Company’s personnel records;
if to the Company:
Moldflow Corporation
492 Old Connecticut Path, Ste. 401
Framingham, MA 01701
Attention: Chairman of the Board of Directors
Copy to: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
10. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.
11. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall expressly supercede and replace the Prior Agreement and any other employment agreements, arrangements and/or understandings between the Executive, the Company, MPL or any other related corporation or entity. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).
12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first try in good faith for a period of 30 days to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. Following such time period, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.
15. Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. The Company shall also provide Executive with compensation on an hourly basis (to be derived from his Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys’ fees and costs.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MOLDFLOW CORPORATION

By: Name:	/s/ Robert Schechter Robert Schechter
Title:	Chairman, Compensation Committee

EXECUTIVE

/s/ A. Roland Thomas

A. Roland Thomas